PRESS RELEASE - JANUARY 2, 2008

CENTURY CASINOS ANNOUNCES 100% OWNERSHIP OF CENTRAL CITY, CO CASINO

COLORADO SPRINGS, Colorado– Century Casinos, Inc. (NASDAQ and VSE: CNTY) announced today that the Company has acquired the remaining 35% of all issued and outstanding partnership unitsof CC Tollgate LLC (“Tollgate”) that were owned by Central City Venture LLC (“Venture”), a non-affiliated US company. Tollgateowns and operates the Century Casino and Hotel in Central City, Colorado. The transaction closed on December 31, 2007.

The purchase price for the 35% equity interest amounts to $2.1 million. In addition, Venture was repaid a $1.0 million loan previously granted to Tollgate by Venture as well as $0.2 million  of accrued interest. In accordance with US accounting standards, because the Company previously allocated Tollgate’s losses against the $1.0 million loan, the Company will be required to recognizethe repaymentof the $1.0 million loan as a charge to the income statementin the fourth quarter 2007.

Since its opening in 2006, the Century Casino and Hotel has shown consistent growth in net operating revenues and Adjusted EBITDA*. The Company’s purchase of the remaining 35% interest in CC Tollgate LLC will not have an impact on Adjusted EBITDA*, as the minority interest’s share of the net losses were reported after Adjusted EBITDA*. However, net income or losses will be reported at 100% (instead of the previous 65%) going forward. For the first two months of the fourth quarter 2007, the casino reported an increase in gaming revenues of 2.8%, compared to an overall decline in the market of 6.6%. The Century Casino and Hotel currently operates with 576 slot machines, 9 table games, 26 hotel rooms and 2 restaurants. The Company now also owns a property across from the casino with a potential of 30,000 square feet after build out, the use of which has not yet been determined.

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*The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations and certain other one-time items. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America.  Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation.  Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Alberta, Canada, and the Century Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company also operates casinos aboard the Silver Cloud, The World of ResidenSea, and the vessels of Oceania Cruises.Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven casinos and one slot arcade in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our new website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2007. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.